Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Northwest Pipeline GP for the registration of $250,000,000 of its 6.05% Senior Notes due 2018, and to the incorporation by reference therein of our report dated February 26, 2008, with respect to the consolidated financial statements and schedule of Northwest Pipeline GP included in its Annual Report (Form 10-K) for the period ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 11, 2008